                                                                   EXHIBIT 99.1

The CATO Corporation

                                           NEWS RELEASE

FOR IMMEDIATE RELEASE

For Further Information Contact:

            John R. Howe

            Executive Vice President

            Chief Financial Officer

            704-551-7315

CATO REPORTS RECORD 1Q EPS UP 22%

Provides 2Q and Updates 2011 Guidance

Charlotte, NC (May 19, 2011) – The Cato Corporation (NYSE: CATO) today reported record net income of $30.5 million or $1.04 per diluted share for the first quarter ended April 30, 2011, compared to net income of $25.1 million or $.85 per diluted share for the first quarter ended May 1, 2010, as restated.  Net income and earnings per diluted share both increased 22% for the quarter.  Sales for the first quarter were $270.9 million, a 5% increase over sales of $259.0 million for the first quarter ended May 1, 2010.   The Company’s same store sales increased 2% in the quarter.

“First quarter sales, including a strong February, were above expectations,” commented John Cato, Chairman, President, and Chief Executive Officer.  “Higher sales and a reduction in incentive compensation drove our record quarter.  Our expectations for the second quarter remain unchanged and we are maintaining our original guidance.  We continue to expect second quarter same store sales will be in the range of down 2% to flat and earnings per diluted share will be in the range of $.57 to $.59 versus $.58 last year, as restated.  After adjusting our original 2011 guidance for first quarter actual results, our estimate of earnings per diluted share for the full year is now a range of $2.11 to $2.19 versus $2.01 last year, as restated.”

Gross margin in the quarter decreased 70 basis points to 41.5% primarily due to lower merchandise contribution and higher freight expense in the quarter.  SG&A expenses as a percent of sales decreased 290 basis points to 23.4% during the quarter.  On a dollar basis,

8100 Denmark Road

P. O. Box 34216

Charlotte, NC  28234

(704) 554-8510

SG&A decreased 7% principally due to lower accrued incentive compensation and health and workers’ compensation insurance costs.  The Company’s cash and short-term investments increased by $31.3 million during the quarter to $266.1 million.

During the first quarter, the Company opened four stores, relocated one store and closed four stores.  Two of the closings were It’s Fashion stores closed to open an It’s Fashion Metro store in the same market.  As of April 30, 2011, the Company operated 1,282 stores in 31 states, compared to 1,272 stores in 31 states as of May 1, 2010.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating two divisions, “Cato” and “It’s Fashion”.  The Company’s Cato division offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day.  The It’s Fashion division offers fashion with a focus on the latest trendy styles and nationally recognized urban brands for the entire family at low prices every day.  Additional information on The Cato Corporation is available at www.catocorp.com.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected sales and financial results for the second quarter and year 2011 are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand.  Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized.  The Company is not responsible for any changes made to this press release by wire or Internet services.

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8100 Denmark Road

P. O. Box 34216

Charlotte, NC  28234

(704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIODS ENDED APRIL 30, 2011 AND MAY 1, 2010

(Dollars in thousands, except per share data)

	Quarter Ended
			As Restated
	April 30,	%	May 1,	%
	2011	Sales	2010 (A)	Sales

REVENUES
Retail sales	$270,933	100.0%	$259,040	100.0%
Other income (principally finance,
late fees and layaway charges)	2,727	1.0%	2,923	1.1%

Total revenues	273,660	101.0%	261,963	101.1%

GROSS MARGIN (Memo)	112,528	41.5%	109,181	42.2%

COSTS AND EXPENSES, NET
Cost of goods sold	158,405	58.5%	149,860	57.8%
Selling, general and administrative	63,316	23.4%	68,080	26.3%
Depreciation	5,404	2.0%	5,271	2.0%
Interest and other income	(957)	-0.4%	(892)	-0.3%

Cost and expenses, net	226,168	83.5%	222,319	85.8%

Income Before Income Taxes	47,492	17.5%	39,644	15.3%

Income Tax Expense	16,971	6.2%	14,610	5.6%

Net Income	$30,521.00	11.3%	$25,034	9.7%

Basic Earnings Per Share	$1.04		$0.85

Diluted Earnings Per Share	$1.04		$0.85

(A) The Company has reclassified certain 2010 income statement items to conform with 2011 presentation.

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THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

		As Restated	As Restated
	May 1, 2010	May 2, 2009	January 30, 2010
	(Unaudited)	(Unaudited)	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$81,173	$53,731	$48,630
Short-term investments	180,113	166,404	181,395
Restricted cash	4,818	2,565	4,826
Accounts receivable - net	39,694	40,742	39,703
Merchandise inventories	125,182	114,540	144,028
Other current assets	8,621	12,881	6,859

Total Current Assets	439,601	390,863	425,441

Property and equipment – net	98,476	101,469	99,773

Other assets	7,582	7,541	7,545

TOTAL	$545,659	$499,873	$532,759

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:	$163,842	$159,539	$173,918

Noncurrent Liabilities	24,289	23,722	24,827

Stockholders' Equity	357,528	316,612	334,014

TOTAL	$545,659	$499,873	$532,759

(A) The Company has reclassified certain 2010 income statement items to conform with 2011 presentation.

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